Exhibit 2.1

AMENDMENT NO. 1 TO

CONTRIBUTION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to CONTRIBUTION AGREEMENT, is entered into as of October 18, 2016 by and among AROWANA INC., a Cayman Islands exempted company (“ARWA”), VIVOPOWER INTERNATIONAL PLC, an England and Wales public limited company (“Company”), and AROWANA INTERNATIONAL LIMITED, an Australian company (“AWN”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the Contribution Agreement (as defined below).

RECITALS

A.     On August 11, 2016, the parties entered into a Contribution Agreement (the “Contribution Agreement”), which provided for a business combination transaction between the parties by means of (i) the contribution by ARWA of cash to the Company in exchange for the issuance by the Company of Company Shares to ARWA, and (ii) the distribution by ARWA of the Company Shares to the holders of ARWA Ordinary Shares by means of a dividend and to the holders of the ARWA Warrants by means of a special distribution, as a result of which the Company would become a public company owned by the existing security holders of the Company and ARWA.

B.     The parties desire to amend the Contribution Agreement, in accordance with Section 11.11 thereof, to (i) reduce the Contribution Amount and the number of Contribution Shares, (ii) amend the definition of “Transaction Fees and Expenses”, (iii) adjust the number of Make-even Shares that may be repurchased by the Company from AWN in certain circumstances, (iv) increase the number of ARWA Ordinary Shares as to which the holders thereof may exercise their Conversion Rights without causing the conditions to the obligations of the parties to effect the Transactions to not be satisfied, (v) provide for certain notes and preferred shares of Aevitas to remain outstanding after the Transactions, and (vi) amend certain other terms of the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     The Merger Agreement is hereby amended as follows:

a)     In paragraph (a) of Section 1.1 of the Contribution Agreement, the amount “$56,585,520” is hereby replaced with “$21,958,560” and the number “9,444,950” is hereby replaced with “6,050,150”.

b)     In paragraph (a) of Section 1.1 of the Contribution Agreement the words “in connection with this Agreement and the transactions contemplated hereby” are hereby deleted.

c)     Paragraph (c) of Section 1.1 of the Contribution Agreement is hereby replaced in its entirety with the following:

“(c)     In accordance with the terms and subject to the conditions of this Agreement, at the Closing, the Company will purchase from AWN, and AWN shall sell and deliver to the Company, a number of Company Shares (the “Make-even Shares”) equal to the number of True-up Shares less 3,394,800 (provided that such number is greater than zero and not more than 2,732,400 as required by Section 1.6), free and clear of all Liens, for an aggregate purchase price of $10.20 multiplied by the number of Make-even Shares (the “Make-even Amount”), payable by the Company in cash in U.S. Dollars (the “Make-even Sale” and together with the Contribution, True-up Sale and the other transactions contemplated hereby, the “Transactions”). Any stamp duties payable in connection with the Make-even Sale shall be paid by AWN.”

d)     In paragraph (b) of Section 1.2 of the Contribution Agreement, the number “9,005,500” is hereby replaced with “5,610,700”.

e)     Section 6.21 of the Contribution Agreement is hereby replaced in its entirety with the following:

“6.21     Contingent Acquisitions. The Company and AWN shall use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the consummation of the acquisition of the businesses set forth on Schedule 6.21 (the “Contingent Acquisition Targets”), on the terms described therein (the “Contingent Acquisitions”), including the consummation of the acquisition (the “VivoPower Acquisition”) of approximately 80% of VivoPower Pty ordinary shares and 100% of VivoPower Pty Series B redeemable preference shares and the acquisition (the “OptionCo Acquisition”) of 100% of Aevitas O Holdings Pty Ltd (“OptionCo”) simultaneously with the Closing of the Transactions or as soon thereafter as practicable, within a reasonable time after which the options to acquire ordinary shares in Aevitas granted to OptionCo by the holders of 99.94% of those ordinary shares shall be exercised, and concurrently therewith the revised terms of the unsecured notes and the convertible non-cumulative preference shares issued by Aevitas as set forth in Schedule 6.21 shall become effective (the “Aevitas Acquisition”). The Company and AWN represent to ARWA that, upon consummation of the Contingent Acquisitions and the Aevitas Acquisition, except as set forth in Schedule 6.21, the Company or one of its Subsidiaries shall own all of the outstanding securities of each Contingent Acquisition Target and of Aevitas, free and clear of all Liens, and there shall be no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which such Contingent Acquisition Target or Aevitas is a party or by which such Contingent Acquisition Target or Aevitas is bound obligating such Contingent Acquisition Target or Aevitas to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of such Contingent Acquisition Target or Aevitas. The Company and AWN also shall use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the adoption of the new Aevitas constitution and the amendment of the terms of the unsecured notes and the convertible non-cumulative preference shares issued by Aevitas to correspond to the terms set out in Schedule 6.21.”

f)     In paragraph (c) of Section 7.1 of the Contribution Agreement, the number “2,732,400” is hereby replaced with “6,127,200”.

g)     In Section 7.1 of the Contribution Agreement, new paragraph (h) is hereby inserted, which shall read in its entirety as follows:

“(h)     the members of Aevitas and the holders of unsecured notes issued by Aevitas pass all necessary resolutions to approve the adoption of the new Aevitas constitution and to amend the terms of the unsecured notes and the convertible non-cumulative preference shares issued by Aevitas to correspond to the terms set out in Schedule 6.21.”

h)     In paragraph (f) of Section 9.1 of the Contribution Agreement, the number “2,732,400” is hereby replaced with “6,127,200”.

i)     Schedules 2.3, 3.3, 3.5, 3.19, 6.21 and 7.3(h) to the Contribution Agreement are hereby replaced with Schedules 2.3, 3.3, 3.5, 3.19, 6.21 and 7.3(h) hereto.

2.     Except as specifically provided in this Amendment, no provision of the Contribution Agreement is modified, changed, waived, discharged or otherwise terminated and the Contribution Agreement shall continue to be in full force and effect. This Amendment and the attachments hereto (which are hereby incorporated herein), together with the Contribution Agreement and the documents and instruments and other agreements among the parties thereto as contemplated by or referred to therein, including, without limitation, the Exhibits and Schedules thereto, as amended hereby, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Any reference to the Contribution Agreement in the Contribution Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Contribution Agreement, as amended by this Amendment (or as the Contribution Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). This Amendment may be executed in counterparts (including, without limitation, by facsimile, pdf or other electronic document transmission), each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

AROWANA INC.

By: /s/ Kevin Tser Fah Chin

       Name: Kevin Tser Fah Chin

       Title: Chief Executive Officer

VIVOPOWER INTERNATIONAL PLC

By: /s/ Philip Comberg

       Name: Philip Comberg

       Title: CEO

AROWANA INTERNATIONAL LIMITED

By: /s/ Kevni Tser Fah Chin

       Name: Kevin Tser Fah Chin

       Title: Executive Chairman